State of Delaware
Secretary of State
Division of Corporations
Delivered 08:36 AM 01/06/2014
FILED 08:25 AM 01/06/2014
SRV 140006913 - 4844647 FILE

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION

OF

ADVANCED VENTURES CORP.

(Pursuant to Section 242 of the Delaware General Corporation Law)

Advanced Ventures Corp. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

FIRST: That the Certificate of Incorporation of the Corporation is amended by changing the Article thereof numbered "FIRST" so that, as amended, said Articles shall be and read as follows:

"The name of the Corporation shall be "Gold Union Inc."

SECOND: This Certificate of Amendment has been duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware by the joint written consent of all of the members of the Board of Directors of the Corporation and the holders of a majority of the Corporation's issued and outstanding common stock pursuant to Section 141(f) and 228 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be signed in its name and on its behalf by Christino Rio, its Chief Executive Officer on this 31st day of December, 2013, and its Chief Executive Officer acknowledges that this Certificate of Amendment is the act and deed of the Corporation, and, under the penalties of perjury, that the matters and facts set forth herein with respect to authorization and approval are true in all material respects to the best of his knowledge, information and belief.

/s/ Christino Rio
Name: Christino Rio
Title: Chief Executive Officer